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                                 July 31, 1998





Fieldpoint Petroleum Corporation
1703 Edelweiss Drive
Cedar Park, Texas 78613

     Re:  S.E.C. Registration Statement on Form S-8

Ladies and Gentlemen:

     We hereby consent to the inclusion of our opinion regarding the legality of the securities being registered by the Registration Statement to be filed with the United Stated Securities and Exchange Commission, Washington, D.C., pursuant to the Securities Act of 1933, as amended, by Fieldpoint Petroleum Corporation, a Colorado corporation, in connection with its offering of up to 655,000 shares of its common stock pursuant to the Stock Option Agreements, as proposed and more fully described in such Registration Statement.

     We further consent to the reference in such Registration Statement to our having given such opinions.

                                   Sincerely,



                                   Clifford L. Neuman

CLN:ms